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                                                                    EXHIBIT 99.1


                                         INVESTMENT COMMUNITY & FINANCIAL MEDIA:
                                         DENNIS L. WANLASA, 304/526-5300

                                         LOCAL/REGIONAL NEWS MEDIA
                                         TRACY D. HUDSON, 304/526-5626



    SPECIAL METALS AND U.S. SUBSIDIARIES FILE FOR CHAPTER 11 REORGANIZATION

Huntington, W. Va., March 27, 2002 -- Special Metals Corporation (NASDAQ: SMCX) announced today the company and its U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The petitions were filed in the U.S. Bankruptcy Court for the Eastern District of Kentucky in Lexington. Special Metals said the reorganization will improve the company's short-term liquidity as it aims to compete more effectively amid difficult economic and market conditions.

The company said its cash flow in the first quarter of 2002 was adversely affected by the weak U.S. economy, increased import activity facilitated by the strength of the dollar, and a significant downturn in demand from industries served by the company, particularly aerospace, following the events of September 11, 2001. Due to changes in the company's financial prospects. Special Metals' senior lenders have prohibited the company from additional borrowing under its revolving credit facility. As a result, the company lacks sufficient liquidity to make approximately $9 million in scheduled principal payments that are due at the end of March.

Special Metals President T. Grant John stated: "Special Metals is taking difficult but necessary action to build a stronger foundation for future success in light of tough market conditions for 2002, reorganization is necessary to preserve the company's short term liquidity and enhance our ability to meet future obligations. Our goal is to ensure that Special Metals is a viable, competitive and financially stable company for years to come. During the reorganization process, our facilities and our people will continue to focus on meeting and exceeding the expectations of our customers."

The company has sufficient funds on hand to finance current operations and is working with its bank group to arrange for debtor in possession financing. This filing will not interfere with day-to-day operations.

"With the support and cooperation of our customers, vendors and employees, Special Metals expects to emerge from reorganization as a stronger producer of nickel-based alloys," John
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said. "This process gives us the time and the resources we need to address the future and rise to the challenge."

On Jan. 31, 2002, Special Metals announced a corporate restructuring program to reduce its annual costs by $5 million a year, streamline and strengthen management, and realign its core businesses to improve efficiency and performance.

Under that program and reorganization, Special Metals is accelerating its ongoing efforts to reduce costs. In January 2002, the company eliminated 75 salaried positions as part of the restructuring program and continues to aggressively pursue company-wide improvement initiatives and efficiency efforts across its business and facilities.

Special Metals is the world's largest and most-diversified producer of high-performance nickel-based alloys. Its specialty metals are used in some of the world's most technically demanding industries and applications, including: aerospace, power generation, chemical processing, and oil exploration. Through its 10 U.S. and European production facilities and a global distribution network, Special Metals supplies over 5,000 customers and every major world market for high-performance nickel-based alloys. Special Metals and its subsidiaries have about 3,200 employees worldwide.

In addition to Special Metals Corporation, the U.S. subsidiaries that filed reorganization petitions are A-1 Wire Tech, Inc., Special Metals Domestic Sales Corporation, and Inco Alloys International, Inc., doing business as Huntington Alloys (Inco Alloys International, Inc. is independent of and not affiliated with Inco Limited--the trademark and trade name of "INCO" or "Inco" is owned by Inco Limited and is used by permission). The company's principal U.S. facilities are in Huntington, W.V., New Hartford, N.Y., Dunkirk, N.Y., Princeton, Ky., Burnaugh, Ky., Elkhart, Ind., Rockford, Ill., and Newton, N.C. The company's operations in the United Kingdom, France, Italy, Canada and the Far East are not part of the Chapter 11 filings. Special Metals Corporation and its U.S. subsidiaries will continue operations and provide high-quality products and excellent customer service during the reorganization process.

On Monday, April 1, Special Metals expects to file its 10-K annual report with the Securities and Exchange Commission and report results for the fourth quarter and calendar year ended December 31, 2001. Special Metals operating performance showed improvement over the
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previous year with significant progress being made in the areas of customer service, quality, and delivery performance.


The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the Company's markets including the aerospace industry, pricing of raw materials, future global economic and financial market conditions, global productive capacity, demand for the Company's products, competitive products, the Company's possible inability to obtain debtor in possession financing or effect a plan of reorganization, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.


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